Exhibit (d)(4)

COMMUNITY CAPITAL TRUST

FORM OF ADDENDUM NO. 1 TO INVESTMENT MANAGEMENT AGREEMENT

This Addendum No. 1, dated as of the ____ of June, 2013, is entered into between Community Capital Trust (formerly known as The Community Reinvestment Act Qualified Investment Fund), a Delaware business trust (the “Trust”), and Community Capital Management, Inc., a Delaware corporation (the “Adviser”).

WHEREAS, the Trust and the Adviser have entered into an Investment Management Agreement dated as of June 1, 1999, as subsequently amended (the “Investment Management Agreement”), pursuant to which the Trust appointed the Adviser to act as investment adviser to the Trust for The Community Reinvestment Act Qualified Investment Fund (the “Fund”).

WHEREAS, the Trust has notified the Adviser that it has established a new portfolio, namely the CCM Active Income Fund (the “New Fund”), and that it desires to retain the Adviser to act as the investment adviser therefor, and the Adviser has notified the Trust that it is willing to serve as investment adviser for the New Fund;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           APPOINTMENT.  The Trust hereby appoints the Adviser to act as investment adviser to the Trust for the New Fund for the period and on the terms set forth in the Investment Management Agreement.  The Adviser hereby accepts such appointment and agrees to render the services set forth in the Investment Management Agreement for the compensation set forth in the revised Schedule A to the Investment Management Agreement attached hereto.

2.           CAPITALIZED TERMS.  From and after the date hereof, the term “Fund” as used in the Investment Management Agreement shall be deemed to include the New Fund.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Investment Management Agreement.

3.           MISCELLANEOUS.  Except to the extent supplemented hereby, the Investment Management Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

COMMUNITY CAPITAL TRUST

By:
Name:	David K. Downes
Title:	President

COMMUNITY CAPITAL MANAGEMENT, INC.

By:
Name:	Todd Cohen
Title:	President

SCHEDULE A
TO THE
INVESTMENT MANAGEMENT AGREEMENT
BETWEEN
COMMUNITY CAPITAL TRUST
(FORMERLY KNOWN AS THE COMMUNITY REINVESTMENT ACT
QUALIFIED INVESTMENT FUND)
AND
COMMUNITY CAPITAL MANAGEMENT, INC.
(FORMERLY KNOWN AS CRA FUND ADVISORS, INC.)
DATED AS OF JUNE 1, 1999

NAME OF FUND	COMPENSATION*	DATE
The Community Reinvestment Act Qualified Investment Fund	Annual Rate of 0.30% of such Fund’s average net assets	May 1, 2008
CCM Active Income Fund	Annual Rate of 1.00% of such Fund’s average net assets	June __, 2013

*All Fees are computed daily and paid monthly.

COMMUNITY CAPITAL MANAGEMENT, INC.	COMMUNITY CAPITAL TRUST

By:		By:

Name:	Todd Cohen	Name:	David K. Downes

Title:	President	Title:	President